SECOND AMENDMENT
                             TO THE
                      MAGMA COPPER COMPANY
           SPECIAL EXECUTIVE SUPPLEMENTAL BENEFIT PLAN

     On January 14, 1991, Magma Copper Company (the "Company") adopted the MAGMA COPPER COMPANY SPECIAL EXECUTIVE SUPPLEMENTAL BENEFIT PLAN (the "Plan") for the purpose of providing additional benefits to a select group of management or highly compensation employees of the Company. The Plan was thereafter amended effective January 1, 1993. By this instrument, the Company desires to further amend the Plan.

          1. This Second Amendment shall amend only the Sections of the Plan set forth herein, and those Sections not amended hereby shall remain in full force and effect.

          2. Section 2.1 is hereby amended by the insertion of an additional definition at the end thereof, to read as follows:

               "(o) "Change in Control" shall mean a change in ownership or managerial control of the stock, assets or business of the Company resulting from one (1) or more of the following circumstances:

                    (i)   On or after the date hereof, the
          shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided however, that a merger or consolidation effected to implement a recapitalization of the Company (or a similar transaction,) in which no Person other than Warburg, Pincus Capital Company, L.P., acquires thirty-five percent (35%) or more of the Company's then outstanding voting securities shall not constitute a Change in Control;

                    (ii) On or after the date hereof, a change in ownership of the Company through a transaction or series of transactions, such that any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five (35%) or more of securities of the combined voting power of the Company's then outstanding securities; provided that, for such purposes, any acquisition by the Company shall be

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          disregarded; and provided further that, in the event of
          such a change in ownership, if Warburg, Pincus Capital Company, L.P., as of the date of such change of ownership and at all times thereafter, remains the Beneficial Owner of a percentage interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities, no Change in Control shall be deemed to have occurred unless (A) the majority of the Board serving immediately prior to such Change in Control shall deem a Change in Control to have occurred, or (B) Warburg Pincus Capital Company, L.P., shall thereafter cease to be the Beneficial Owner of a percentage ownership interest in the Company equal to at least ten percent (10%) or more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities (and in such event, the Change in Control shall be deemed to have occurred on the date Warburg, Pincus Capital Company, L.P., ceases to be the Beneficial Owner of such greater combined voting power);

                    (iii) A change in identity of a majority of the members of the Board within any twenty-four (24) month period; provided however, if such a change in the identity of the members of the Board occurs following the acquisition of fifty-one percent (51%) or more of the Company's then outstanding voting securities by Warburg, Pincus Capital Company, L.P., no Change in Control shall be deemed to have occurred if such change of Board membership was approved in writing (or by an approved written resolution) by a majority of the Board and of the Management Executive Committee serving immediately prior to such change of Board membership. For purposes of this
          Section 2.1(f)(iii), Management Executive Committee shall mean a Committee appointed in writing by the then-acting Chief Executive Officer of the Company, comprised of corporate officers and such additional key employees of the Company as the Chief Executive Officer shall appoint from time to time. The Chief Executive Officer may remove any member of the Management Executive Committee by notice in writing delivered to such member and the other members of the Management Executive Committee;

                    (iv) The approval by the Board (or by the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) of an agreement for the sale or disposition of all or substantially all of the Company's assets or a sale/leaseback of all or substantially all of the Company's assets (with or without a purchase option);

                    (v)  A transfer of all or substantially all of

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          the Company's assets pursuant to a partnership or joint
          venture agreement where the Company's resulting interest is or becomes fifty percent (50%) or less;

                    (vi) On or after the date hereof, the Board (or the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company; or

                    (vii)     The execution or approval by the
          Board of any agreement, the consummation of which would result in one of the foregoing.

               For purposes of this section 2.1(o), the term "Beneficial Owner" shall have the same meaning as the term is given in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the term "Person" shall have the meaning given the term when used in sections 13(d) and 14(d) of such act. The term "Management Executive Committee" shall mean a committee appointed in writing by the then - acting Chief Executive Officer of the Company, comprised of such corporate officers and additional key employees of the Company as the Chief Executive Officer of the Company shall appoint from time to time. The Chief Executive Officer may remove any member of the Management Executive Committee by notice in writing delivered to such member and to the other members of Management Executive Committee."

          3. Section 7.4 is hereby amended in the entirety, to read as follows:

               "7.4 Acquisition of the Company. In the event that a Participant is "terminated" within two (2) years following a Change in Control as described in Section 2.1, notwithstanding anything in Sections 4.2, 5.2 and 6.1, the Company will distribute to such Participant in a lump sum, or through the acquisition of an annuity contract, an amount actuarially equivalent to the value of the benefits promised under this Plan to which the Participant would be entitled upon his normal retirement under the Retirement Plan. For purposes od determining actuarial equivalency, an actuary shall be selected by the Company who is mutually acceptable to the Participant and the Company. The actuary shall use the actuarial assumptions used in computing the expense of benefits under this Plan for accounting purposes, and shall use such other necessary actuarial assumptions as such actuary shall determine to be reasonable and in common actuarial use. The determination of such actuary shall be binding and conclusive on both the Company and the Participant.



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          The following examples illustrate the operation of this
     Section 7.4:

               (i) For purposes of the Retirement Supplement provided under ARTICLE IV, the "terminated" Participant shall be treated as if he qualifies for normal retirement benefits under the Retirement Plan, regardless of whether he actually qualifies for such benefits. The Participant's retirement benefits shall be calculated under the Retirement Plan based on the Participant's credited service as of the date of his termination.

               (ii) For purposes of the Deferred Compensation Supplement provided under ARTICLE V, the "terminated" Participant shall also be treated as if he qualifies for normal retirement benefits under the Retirement Plan, regardless of his actual entitlement to such benefits. The Participant's Deferred Compensation Supplement shall equal the difference between (a) the amount of his retirement benefit under the Retirement Plan if he had not elected to make compensation deferrals (based on his credited service as of the date of his termination) and (b) his actual retirement benefit under the Retirement Plan (based on his credited service as of the date of his termination).

               (iii) For purposes of the Supplemental Medical Benefits provided under ARTICLE VI, the "terminated" Participant shall be treated as if he has attained age fifty-five (55) and has been credited with five (5) years of service for benefit computation purposes under the Retirement Plan, and, thus, eligible for Supplemental Medical Benefits.

          A Participant will be "terminated" for purposes of this
     Section 7.4 on the occurrence of one (1) or more of the following, due to a cause other than "good reason":

               (i) Dismissal from employment, other than on account of Good Reason; or

               (ii) The assignment to the Participant by the Company of duties inconsistent with the Participant's position, duties, responsibility and status with the Company as in effect immediately prior to the Change in Control, or a material change in the Participant's titles or offices as in effect immediately prior to the Change in Control or any removal of the Participant from or any failure to reelect the Participant to any of such positions except in connection with the termination of his employment for Good Reason; for purposes of this Plan, a mere change of title, position or reporting relationship that does not result in a material diminution in scope, status, duties and responsibilities shall not constitute "termination", nor shall an isolated

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     insubstantial and inadvertent action not taken in bad faith and which is promptly remedied after notice, nor shall a promotion to a position of higher scope, status, duties and responsibilities or a transfer to a position of equal scope, status, duties and responsibilities constitute, "termination", as long as such promotion or transfer is consistent with the Participant's training and professional qualifications or is otherwise agreed to by the Participant;

               (iii)     A reduction in the Participant's base
     salary as in effect on the date hereof or as the same may be increased from time to time during the course of his employment with the Company, that is not implemented correspondingly within the executive or officer class of employees generally;

               (iv) The Participant's relocation to any place outside of the United States, except for required travel by the Participant on the Company's business to an extent substantially consistent with the Participant's business travel obligations at the time of the Change in Control;

               (v) Any material breach by the Company of any provision of the Participant's Employment Agreement (if any) with the Company.

          For purposes of this ARTICLE VII, the term "good reason" shall mean the Participant's death, disability, retirement or "dismissal for cause". "Dismissal for cause" shall mean dismissal approved in good faith by three quarters (3/4ths) of the members of the Board for:

               (i) An act or acts of dishonesty on the part of the Participant constituting a felony or serious misdemeanor and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company;

               (ii) Substantial competition with the Company (such as securing a customer or customers of the Company for a competitor or recruiting employees of the Company for a competitor) in a manner directly affecting the business of the Company;

               (iii)The Participant's willful and continuing refusal or failure to substantially perform the essential functions of his employment with the Company (other than failure due to Disability); for such purpose the term "willful" shall mean done intentionally, knowingly, and purposely, without reasonable justification therefor;

               (iv) Gross negligence in the performance of the Participant's material and substantial duties of employment with the Company;

               (v)  Conviction of a felony involving moral
     turpitude;

               (vi) A significant violation by the Participant of those established policies and procedures of the Company that were in effect on the date of the Change in Control and were communicated to the Participant prior to the Change in Control;

               (vii)The continued failure of the Participant to substantially perform the essential functions of the Participant's job with the Company (other than due to Disability) after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer of the Company, which identifies the manner in which the Participant has not substantially performed the essential functions of his job."

          4. Section 8.1 is hereby amended by the addition of the following sentence at the end thereof:

               "In the event of a "Change in Control", as defined in Section 2.1, the Company will transfer to the Trustee of the Magma Copper Company trust Fund for Executive Benefits an amount equal to the present value of the liability for benefits accrued to the date of the Change in Control pursuant to Articles IV and V of the Plan. The present value of such benefits as of such date shall be determined by the firm of actuarial consultants engaged by the Company at least six (6) months prior to the date of the Change in Control for purposes of determining liabilities under this Plan, using such assumptions as were used in computing such liabilities for financial reporting purposes by such actuarial consultants. Such transfer shall be made not later than thirty (30) days after the date of such Change in Control."

          5. Except as amended by this Second Amendment, which is effective as of November 11, 1993, the Company ratifies the terms of the Plan, as previously amended.

     Dated:    November 17, 1993


          MAGMA COPPER COMPANY

     BY:  M. H. Campbell
     Its: Vice President, Human Resources